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                                                                    Exhibit 3(e)

                        NOVAMETRIX MEDICAL SYSTEMS INC.

                              Amendment to By-Laws
                          effective September 30, 1997


     (a) The third sentence of Section 1 of Article IV of the By-Laws is hereby amended to read in its entirety as follows:

          "Within such limits, the number of Directors, and the number of Directors in each class of Directors, may be fixed from time to time by vote of a majority of the entire Board of Directors, at any regular or special meeting; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action; and provided further that if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director."

     (b) The first sentence of Section 2 of Article IV of the By-Laws is hereby deleted and replaced with the following two sentences:

          "Except as hereinafter provided, any vacancy in the office of a Director occurring for any reason other than the removal of a Director pursuant to Section 3 of this Article may be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, or by the sole remaining Director, at any regular or special meeting; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action. Any newly created Directorship resulting from any increase in the number of Directors may be filled by the vote of a majority of the entire Board of Directors, at any regular or special meeting; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action."
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     (c)  The second sentence of Section 1 of Article V of the By-laws is hereby amended to read in its entirety as follows:

          "The officers of the Corporation shall be elected annually by vote of a majority of the entire Board of Directors at its meeting held immediately after the annual meeting of the Stockholders, and shall hold their respective offices until their successors are duly elected and have qualified."

     (d) The fourth sentence of Section 1 of Article V of the By-Laws is hereby amended to read in its entirety as follows:

          "The Board of Directors may from time to time appoint such other officers and agents as the interest of the Corporation may require and may fix their duties and terms of office, in each case by the vote of a majority of the entire Board of Directors, at any regular or special meeting; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action."

     (e) Sections 11, 12 and 13 of Article V of the By-Laws are hereby amended to read in their entirety as follows:

          "Section 11. Transfer of Duties. The Board of Directors in its absolute discretion by the vote of a majority of the entire Board of Directors, at any regular or special meeting, may transfer the power and duties, in whole or in part, of any officer to any other officer, or persons, notwithstanding the provisions of these By-Laws, except as otherwise provided by the laws of the State of Delaware; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action.

          Section 12. Vacancies. If the office of President, Executive Vice President, Vice President, Secretary or Treasurer, or of any other officer or agent becomes vacant for any reason, the Board of Directors may choose a successor to hold office for the unexpired term by the vote of a majority of the entire Board of Directors, at any regular or special meeting; provided that the notice of such meeting shall have included a



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          reasonably detailed description of such proposed action.

               Section 13. Removals. Any officer or agent of the Corporation may be removed from office, with or without cause, by the vote of a majority of the entire Board of Directors, at any regular or special meeting; provided that the notice of such meeting shall have included a reasonably detailed description of such proposed action."

          (f) Article XV of the By-laws is hereby amended to read in its entirety as follows:

               "ARTICLE XV

               Amendments

               Except as otherwise provided in the Certificate of Incorporation, these By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted (i) upon a vote of a majority of the entire Board of Directors, at any regular or special meeting, provided that the notice of such meeting shall have included a reasonably detailed description of such proposed amendment, or (ii) by the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock the holders of which are entitled to vote generally in the election of directors, voting together as a single class."

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